EXHIBIT 10.2
                                EMPLOYMENT AGREEMENT

     THIS AGREEMENT, effective January 15, 1999, is by and between James P. Welbourn (the Employee) and CHEX SERVICES, INC., a Minnesota corporation (the Company).

     RECITALS:

     A. Employee is presently employed by the Company in the capacity of President


     B. Employee possesses certain unique skills, talents, contacts, judgment and knowledge of the Company's business, strategies, ethics and objectives.

     C. In order to provide for continuity in the executive management of the Company, which continuity is deemed to be vital to the continued growth and success of the Company, and in order that the Company may continue to avail itself of the unique skills, talents, contacts, judgment and knowledge of Employee, the Company desires to enter into an employment contract with Employee.

     D. Employee desires to be assured of a secure tenure with the Company, duties and responsibilities commensurate with Employee's experience and background, and salary, bonus, incentive compensation and other benefits and perquisite at levels that reflect Employee's past and future contributions to the Company. .

     In consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Agreement, the Company and Employee agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

     1.1 "Agreement" means this Employment Agreement, as from time to time amended.

     1.2 "Base Salary" means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth on paragraph 3.1 of this Agreement.

     1.3 "Beneficiary" means the person or persons designated in writing to the Company by Employee to receive benefits payable after Employee's death pursuant to paragraph 3.8 of this Agreement In the absence of such designation or in the event that all of the person so designated predecease Employee, Beneficiary means the executor, administrator or personal representative of Employee's estate.


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     1.4 "Board" means the Board of Directors of the Company.

     1.5 "Bonus Compensation" means annual cash compensation as determined pursuant to paragraph 3.2.

     1.6 "Cause" has the meaning set forth at paragraph 4.2 of this Agreement.

     1.7 "Company" means all of the following, jointly and severally: (a) Chex Services, inc. (b) any Subsidiary; and (c) any Successor.

     1.8 "Confidential Information" means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Employee and without regard to the manner in which Employee obtains access to this and any other proprietary information.

     1.9 "Date of Termination" has the meaning set forth at paragraph 4.6(b) of this Agreement.

     1.10 "Disability" means the unwillingness or inability of Executive to perform Executive's duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease for a period of eighteen
(18) months.

     1.11 "Employee" means James P. Welbourn,

     1.12 "Good Reason" has the meaning set forth at paragraph 4.3 of this Agreement.

     1.13 "Notice of Termination" has the meaning set forth at paragraph 4.6(a) of this Agreement.

     1.14 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

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     1.15 "Subsidiary" means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reasons of the occurrence of a contingency) is at the timed owned by the Parent Corporation, the Company and/or one (1) or more Subsidiaries.

     1.16 "Successor" has the meaning set forth at Paragraph 7.2 of this Agreement.

                                   ARTICLE II.

                           EMPLOYMENT, DUTIES AND TERM

     2.1 Employment. Upon the terms arid conditions set forth in this Agreement, the Company hereby employs Employee and Employee accepts such employment, as President of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Employee's employment by the Company.

     2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Employee is entitled, Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder and under the Company's bylaws, as amended from time to time, to use Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Employee to serve on corporate, civic, or charitable boards or committees, deliver lectures, or fulfill speaking engagements based upon the unique experience or expertise of Employee, and management person investments, so long as such activities do not significantly interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement shall not thereafter be deemed to interfere with the performance of Employee's responsibilities to the Company. Employee shall comply with the Company's policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.


     2.3 Certain Proprietary Information. If Employee possesses any proprietary information of another person or entity as a result of prior employment or relationship, Employee shall honor any legal obligation that Employee has with that person or entity with respect to such proprietary information.

     2.4 Term. Subject to the provisions of Article IV, the term of employment of Employee under this Agreement shall continue until January 15, 2005.

     2.5 Return of Proprietary Property. Employee agrees that all property in Employee's possession belonging to Company, including without limitation, all documents, reports, manuals,

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memoranda, computer print--outs, customer lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Employee authored, created or assisted in authoring or creating, such property. Employee shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request

                                  ARTICLE III.

                       COMPENSATION, BENEFITS AND EXPENSES

     3.1 Base Salary. Subject to paragraph 4.7(a), during the term of Employee's employment under this Agreement and for as long thereafter as required pursuant to Article IV, the Company shall pay Employee a Base Salary according to the following schedule:

          (i) for the period January 15, 1999 through July 15, 1999, an annualized salary of Ninety-six Thousand Dollars ($96,000);

          (ii) for the period July 15, 1999 through January 14, 2000, an annualized salary of One Hundred Twenty Thousand Dollars ($120,000);

          (iii) for the period beginning January 15, 2000, an annual salary of One Hundred Fifty Thousand Dollars ($150,000) or such higher rate as may from time to time be approved by the Board, but in any event shall increase at least five percent (5 %) per annum, such Base Salary to be paid in accordance with the Company's regular payroll practices. As Employee's Base Salary is increased from time to time during the term of Employee's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Employee's Term of employment under this Agreement and for so long thereafter as required pursuant to Article IV, subject to any subsequent increases.

     3.2 Bonus Compensation. At the conclusion of each fiscal year during Employee's employment under this Agreement the Board of Directors shall determine an appropriate bonus for Employee based upon the preceding year's results.

     3.3 Other Compensation and Benefits. During the term of Employee's employment under this Agreement and for as long thereafter as required pursuant to Article IV, the Company shall continue in full force and effect all Plans in which Employee is participating as of the date of this Agreement or in which Employee becomes entitled to participate after the date of Agreement (or Plans providing Employee with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its term as in effect as of the date of this Agreement or the date as of which Employee first becomes entitled to participate in such Plan, as the case may be, and shall not take or omit to take any action that would adversely affect Employee's continued participation in any such Plans on at least as favorable a basis to Employee as is the case on the date of this Agreement or the date as of which Employee first becomes entitled to participate in such Plan, as the case may be, or which would materially reduce Employee's

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benefits in the future under any such Plans or deprive Employee of any material benefit enjoyed by Employee as of the date of this Agreement or the date as of which Employee first becomes entitled to participate in such Plan, as the case may be. Employee shall be entitled to participate in or receive benefits under any Plan made available by the Company in the future to its executives and key management employees, subject to an on a basis consistent with the terms, conditions and overall administration of such Plans. Nothing paid to Employee under any Plan presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, bonuses, incentives or compensation of any other nature otherwise payable to Employee.

     3.4 Vacation. For the 1999 calendar year and each subsequent calendar year that begins during the term of Employee's employment under this Agreement and for each calendar year thereafter as required pursuant to Article IV of this Agreement, Employee shall be entitled to thirty (30) paid vacation days. The time or times at which such vacation days are to be taken shall be reasonably determined by Employee consistent with Employee's duties and obligations under this Agreement. Any such vacation days with respect to a calendar year that are unused as of the last day of such calendar year shall be forfeited.

     3.5 Business Expenses. During the term of Employee's employment under this Agreement and as for as long thereafter as required pursuant to Article W, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing Employee's duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company, home telephone expenses, social and civic club membership and participation expenses and entertainment expenses, provided that Employee accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

     3.6 Automobile. During the first year of this Agreement Employee shall receive five hundred dollars ($500) per month in car allowance. Beginning with the second year of this Agreement and continuing until such time as the Board determines to increase it, Employee shall receive seven hundred dollars ($700) per month in car allowance.

     3 .7 Office and Facilities. During the term of Employee's employment under this Agreement, the Company shall furnish Executive with office space, at least equivalent in size, quality, furnishings and in other respects to the office space provided as of the date of this Agreement, and full-time secretarial service, together with such other reasonable facilities and services as are suitable, necessary and appropriate.

     3.8 Death Benefits. If Employee dies during the term of Employee's employment under this Agreement, the Company shall pay to Executive's Beneficiary a monthly benefit in the amount of Three Thousand and No/lOO Dollars ($3,000.00) for a period of twenty-four (24) consecutive months commencing with the month first following the month during which Executive dies.

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     3.9 Grant of Option& Simultaneously with the execution of this Agreement,
Employee shall be granted options to purchase fifty thousand (50,000) shares of the Company's common stock at the book value of forty-three cents ($43) per share exercisable at any time through January 15, 2005.

     3.10 Board Seat. During the term of Executive's employment under this Agreement he shall be assured a seat on the Board of Directors of the Company.

                                   ARTICLE IV.

                                EARLY TERMINATION

     4.1 Early Termination. Subject to the respective continuing obligations of the parties pursuant to Article V. this Article IV sets forth the terms for early termination of Employee's employment under this Agreement.

     4.2 Termination by the Company for Cause. The Company may terminate this Agreement for Cause. For purposes of this Agreement, "Cause" means (a) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company, (b) repeated violations by Employee of his obligations under paragraph 2.2 which are demonstrably willful and deliberate on Employee's part and which are not remedied within a reasonable period after Employee's receipt of notice of such violations from the Company or (c) the Willful engaging by employee in illegal conduct that is materially and demonstrably injurious to the Company For purposes of this paragraph 4.2, no act, or failure to act, on Employee's part shall be considered "dishonest" "willful" or ~deliberate" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in, or no opposed to, the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

     Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of the conduct set forth above in this paragraph 4.2 and specifying the particulars thereof in detail

     4.3 Termination by Executive for Good Reason. Employee may terminate Employee's employment under this Agreement for Good Reason in accordance with the ensuing provisions of this paragraph 4.3.- Termination by Employee for "Good Reason" shall mean termination of employment based on any one or more of the following:

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     (a) An adverse change in Employee's status or position as an executive officer of the Company, including, without limitation, any adverse change in Employee's status or position as a result of a material diminution in Employee's duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Employee may be promoted after the date hereof) or the assignment to Employee of any duties or responsibilities which, in Employee's reasonable judgment, are inconsistent with Employee's status or positions (except in connection with the termination of Employee's employment for Cause in accordance with paragraph 4.2 hereof or Disability or death in accordance with paragraph 4.4 hereof);

     (b) A reduction by the Company in Employee's Base Salary as in effect as of the date of this Agreement or as the same may be increased from dine to time or a change in the eligibility requirements of performance criteria under any Plan under which Employee is covered as of the date of this Agreement, which adversely affects Employee;

     (c) Without replacement by a Plan providing benefits to Employee equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any Plan in which Employee is participating as of the date of this Agreement or the taking of any action by the Company that would adversely affect Employee's participation or materially reduce Employee's benefits under any Plan;

     (d) The taking of any action by the Company that would materially adversely affect the physical conditions existing as of the date of this Agreement in or under which Employee performs his employment duties;

     (e) The Company's requiring Employee to be based anywhere other than where Employee's office is located as of the date of this Agreement, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of the Company prior to the date of this Agreement;

     (f) The failure by the Company to obtain from any successor to assent to this Agreement contemplated by paragraph 7.2; or

     (g) Any refusal by the Company to continue to all Employee to attend to matters or engage in activities not directly related to the business of the Company which, prior to the date of this Agreement or any time thereafter but prior to such refusal, Employee was permitted by the Board to attend to or engage in.

     Notwithstanding any other provision of this Agreement to the contrary, any termination by Employee of his employment for any reason during the thirty (30) day period immediately following the first anniversary of the date of this Agreement or a Change-of-Control of the Company, as mended, shall be a termination for Good Reason

     4.4 Termination in the Event of Death or Disability. The term of Employee's employment under this Agreement shall terminate in the event of Executive's death or disability.

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     4.5 Termination by Mutual Agreement The parties may terminate Employee's employment under this Agreement at any time by mutual written agreement.

     4.6 Notice of Termination; Date of Termination; Offer of Continued Employment. The provisions of this paragraph 4.6 shall apply in connection with any early termination of Employee's employment under this Agreement pursuant to this Article IV.

     (a) For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination by the Company or by Employee pursuant to this Article IV (other than a termination by mutual agreement pursuant to paragraph 4.5 or death) shall be communicated by written Notice of Termination to the other party hereto~

     (b) For purposes of this Agreement, "Date of Termination" shall mean (1) if Employee's employment is terminated due to death, the last day of the month first following the month during which Employee's death occurs; (2) if Employee's employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (3) if Employee's employment is terminated by the Company for Cause or by Employee for Good Reason, the date specified in the Notice of Termination; (4) if Employee's employment is terminated by mutual agreement of the parties, the date specified in such agreement; or (5) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Employee in writing either in advance of, or after, receiving such Notice of Termination; provided, however, if within thirty (30) calendar days after giving of a Notice of Termination the recipient of the Notice of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by final and binding arbitration or by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired or no appeal having been perfected). During the pendency of any such dispute and until the dispute is resolved in the manner provided in the immediately preceding sentence, the Company will continue to pay Employee all compensation and benefits to which he was entitled pursuant to
Article II immediately prior to the time the Notice of Termination is given.

     (c) If this Agreement is terminated other than by reason of (1) the expiration of the term hereof as described at paragraph 2,3, (2) Employee's Disability or death, (3) Employee's termination for Cause pursuant to paragraph
4.2 which termination for Cause has been agreed to by Employee or has been determined in a proceeding as provided in paragraph 7.3 to have been proper or
(4) by mutual agreement of the parties pursuant to paragraph 4.5, Employee may, but shall not be required to, not later than ten (10) days after the Date of Termination, provide a written offer of continued employment with the Company in accordance with the terms of this Agreement which terms shall, in the ease of a termination by Employee for Good Reason pursuant to paragraph 4.3, include the Company taking any si.ch steps as may be necessary to eliminate in a manner reasonably satisfactory to Employee any conditions which created such good reason for such termination. Within ten (10) days of its receipt of such offer, the Company shall provide

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Employee with a written acceptance or rejection of such offer: Failure of the
Company to so accept or reject such offer within such period shall be deemed to be a rejection of such offer. The parties hereby acknowledge that Employee's failure to provide such offer to the company shall in no way impair, affect or constitute a waiver of Employee's right to enforce the Company's obligations under this Agreement and the Company shall not assert such failure as a defense in any action or proceeding by Employee or enforce the Company's obligation under this Agreement.

     4.7 Compensation upon Termination, Death or During Disability.

     (a) During any period that Employee fails to perform Employee's duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive all Base Salary and other compensation and benefits to which Employee is otherwise entitled under this Agreement and any Plan until Employee's Date of Termination.

     (b) if Employee's employment under this Agreement is terminated on account of Disability or death, the Company shall, within ten (10) calendar days following the Date of Termination, pay any amounts due to Employee for Base Salary through the Date of Termination, together with any other unpaid arid pro rata amounts to which Employee is entitled as of the Date of termination pursuant to Article 111 hereof, including, without limitation, amounts which Employee is entitled under any Plan in accordance with the terms of such Plan, and further, including without limitation, a pro rata portion (prorated through the Date of Termination) of any annual or long-term bonus or incentive payments (for performance periods in effect at the Date of Termination) to which Employee would have been entitled had Employee remained continuously employed through the end of such performance periods and continued to perform Employee's duties in the same manner as performed immediately prior to the Employee's death or Disability.

     (c) If Employee's employment under this Agreement is terminated by the Company for Cause or by Employee for other than Good Reason, the Company shall pay Employee the Base Salary through the Date of Termination and any amounts to which the Employee is entitled under any Plan in accordance with the terms of such Plan..

     (d) If Employee's employment under this Agreement is terminated by the mutual agreement of the parties under paragraph 4.5, the Company shall provide Employee with the payments and benefits specified in the agreement.

     (e) If, in breach of this Agreement, the Company terminated Employee's employment hereunder (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or if Employee terminates his employment hereunder for Good Reason for the unexpired term of this Agreement as determined in accordance with paragraph 2.3, unless earlier terminated pursuant to paragraph 4.4 or paragraph 4.5, the Company shall, as damages for such breach:

          (1) continue to pay amounts due to Employee for Base Salary in accordance with paragraph 3.1 at the annual rate in effect thereunder immediately prior to the Date of

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     Termination (but determined without regard to any purported reduction in
     Base Salary which gave rise to such termination of employment) in the same manner as if Employee had remained continuously employed throughout the period described above;

          (2) cause Employee's continued participation in all Plans in accordance with paragraph 3 .2 of this Agreement as if Employee remained continuously employed with the Company through the period described above for all purposes, including without limitation grants, awards, accruals and vesting thereunder; provided, that, if such continued participation is not permissible under applicable law, the Company shall provide Employee with benefits substantially similar to those to which Employee would have been entitled~ under those Plans in which Employee's continued participation is not permissible;

          (3) continue to (i) provide Employee with paid vacation in accordance with paragraph 3.3 of this Agreement, (ii) bear business expenses of Employee in accordance with paragraph 3 .4 with respect to matters reasonably undertaken by Employee on behalf of the Company, (iii) provide Employee with Automobile in accordance with paragraph 3.5 of this Agreement, and (iv) provide Employee with offices and facilities in accordance with paragraph 3.6 of this Agreement and in the same manner as if Employee bad remained continuously employed throughout the period described above; and

          (4) pay any death benefits to which Employee is or became entitled pursuant to paragraph 3.8 of this Agreement.

     without regard to whether any such compensation or benefits referred to in clauses (1) through (4) of this subparagraph (e) constitute excess parachute payments for purposes of Section 280G of the internal Revenue Code of 1986, as amended.

     (f) Employee shall not be required to mitigate the Company's payment obligations pursuant to this paragraph 4.7 by making any efforts to secure other employment for which Employee is reasonably qualified by education, experience or background, and Employee's commencement of employment with another employer shall not reduce the obligations of the Company pursuant to paragraph 4.7 hereof.

                                   ARTICLE V.

                            CONFIDENTIAL INFORMATION

     5.1 Prohibitions Against Use. Employee will not during or subsequent to the termination of Employee's employment under this agreement use or disclose, other than in connection with Employee's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Employee will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this paragraph 5.1 will survive for as long as the Company in its sole judgment considers the information to be

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Confidential Information. The obligations under this paragraph 5. 1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

                                   ARTICLE VI.

                                 NON-COMPETITION

     6.1 Non-Competition Subject to paragraph 6.2 and 6.3, Employee agrees that during the term of this Agreement and for a period of one (1) year following termination of employment for any reason, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business as conducted daring the term of the Agreement or as of the date of such termination of employment or with any part of the Company's contemplated business with respect to which Employee has Confidential Information as governed by Article V. For purposes of this clause (a), "shareholder" shall not include beneficial ownership of less than five percent (5 %) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

     6.2 Early Termination. Notwithstanding paragraph 6.1, if Employee's employment terminates under circumstances which entitle him to receive damages for breach of this Agreement pursuant to paragraph 4.7(e) and the Company fails to provide Employee with any compensation or benefits due him pursuant to paragraph 4.7(e) and does not remedy such failure within ten (10) days after receipt of notice of such failure from Employee, the restrictions set forth in paragraph 6. 1 shall cease to apply to Employee for the remainder of the period to which such restrictions would otherwise apply notwithstanding any subsequent remedy of such failure by the Company.

     6.3 Employer's Option to Revise. At its sole option, the Company may, by written notice to Employee within thirty (30) days after the effective date of the termination of Employee's employment, waive or limit the time and/or geographic area in which Executive is prohibited from engaging in competitive activity.

                                  ARTICLE VII.

                               GENERAL PROVISIONS

     7.1 No Adequate Remedy. Notwithstanding paragraph 4.7, the parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action. or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to paragraph 4.7, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at Law, and

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such party shall not assert in any such action or proceeding the claims or defense that such party has an adequate remedy at law.

     7.2 Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of any Successor of the Parent Corporation, the Company and each Subsidiary, and any such Successor shall absolutely and unconditionally assume all of the Company's and any Subsidiary's obligations hereunder. Upon Executive's written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement. Failure to obtain such assent at least three
(3) business days prior to the dine a person or entity becomes a Successor (or where the Company does not have at least three (3) business days' advance notice that a person or entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination by Employee of employment pursuant to paragraph 4.3. For purposes of this Agreement., "Successor" shall mean. any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Parent Corporation's and/or the Company's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

     (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement of Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate. Employee may not assign this Agreement, in whole or in any part, without the prior written consent of the Company.

     7.3 Disputes. Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall, in Employee's sole discretion, be settled exclusively by such judicial remedies as Employee may seek to pursue or by arbitration in Minneapolis, Minnesota by a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.. The Company shall bear all costs and expenses, including attorney's fees, arising in connection with any arbitration proceeding pursuant to this paragraph 7.3. The Company shall be entitled to seek an injunction or restraining order iii a court of competent jurisdiction to enforce the provisions of Article V and VI.

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

     7.4 No offsets. In no event shall any amount payable to Employee pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to the Company.

     7.5 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any part as its address set forth on the last page of this Agreement. Either party may, by notice hereunder designate a. changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt

     7.6 Withholding. To the extent required by any applicable Law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Employee under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

     7.7 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     7.8 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     7.9 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.10 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     7.11 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

     7.12 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

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

     7.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

     7.14 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive's employment hereunder (including without limitation, the provisions of paragraph 3.9 relating to death benefits) and 4.7 (relating to compensation) or beyond the termination of this Agreement (including, without limitation, the provisions of paragraph 5. 1 (relating to confidential information) and Article VI (relating to non-competition)), shall continue in full force and effect notwithstanding Employee's termination of employment hereunder or the termination of this Agreement, respectively.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.



EMPLOYEE                               COMPANY

                                       CHEX SERVICES, INC.
                                       a Minnesota Corporation

/s/ James P. Welbourn                  By: /s/ Lewis N. Mirviss
---------------------                      ----------------------------
James P. Welbourn                          Lewis N. Mirviss
                                           for the Board of Directors




















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